Exhibit 4.67

Supplementary Agreement to the

Web Layout Copyright License Agreement

This second supplementary agreement to the web layout copyright license agreement (this “Supplementary Agreement”) is entered into in Beijing on August 15, 2013 by and between:

Licensor: Baidu Online Network Technology (Beijing) Co., Ltd.

Address: 3/F, Baidu Campus, No.10, Shangdi 10th Street, Haidian District, Beijing (“Party A”)

Licensee: Beijing BaiduPay Science and Technology Co., Ltd.

Address: Room 301, 3/F, Building D, No.18 South Zhongguancun Street, Haidian District, Beijing (“Party B”)

(Collectively, the “Parties”)

WHEREAS,

1.	Licensor and Licensee have made a certain Web Layout Copyright License Agreement dated March 1, 2004 (the “Original Agreement”). Through friendly negotiation, the Parties amend the Original Agreement on August 15, 2013 with respect to the following:

(a)	Amend Section 6.1 to: this Agreement shall be executed and effective at the same time at the date first written above. Unless otherwise expressly stated in the Agreement, this Agreement shall be valid permanently.

(b)	Delete Section 6.2.

(c)	The Parties agree and confirm: this Supplementary Agreement is an integral part of the Original Agreement. In the event of any discrepancy between this Supplementary Agreement and the Original Agreement, this Supplementary Agreement shall prevail. For the parts not stated in this Supplementary Agreement shall be in accordance with the Original Agreement.

2	This Supplementary Agreement shall be effective upon execution by both Parties.

3	This Supplementary Agreement shall be executed in two originals, with each party holding one original. Each original has the same legal effect.

[Signature page follows]

Licensor: Baidu Online Network Technology (Beijing) Co., Ltd.

/s/ Baidu Online Network Technology (Beijing) Co., Ltd.

Licensee: Beijing BaiduPay Science and Technology Co., Ltd.

/s/ Beijing BaiduPay Science and Technology Co., Ltd.

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